UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2014

NET TALK.COM, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-53668	20-4830633
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1080 NW 163rd Drive, No. Miami Beach, Florida 33169

(Address of principal executive offices)     (Zip code)

(305) 621-1200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement

NET TALK.COM, INC. announced that netTALK executed a Redemption and Debt Restructuring Agreement with Vicis Capital Master Fund effective December 31, 2013 (“Vicis”) to, among other things, extend the term of our loans to June 30, 2014, with two additional one year extensions, and reduce the overall loan amount from approximately seventeen million dollars ($17,000,000) to three million dollars ($3,000,000). The restated loan accrues interest at six (6%) percent per annum. In addition, pursuant to the Redemption and Debt Restructuring Agreement, all shares and derivative securities including the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Common Stock, and warrants to purchase shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by Vicis shall be returned to netTALK and cancelled.

Item 5.01	Change of Control

Pursuant to the terms of the Redemption and Debt Restructuring Agreement effective December 31, 2013, Vicis shall return to netTALK for cancellation (i) 19,995,092 shares of the netTALK’s common stock, $0.001 par value (the “Common Stock”), (ii) 500 issued and outstanding shares of netTALK’s 12% Series A Convertible Redeemable Preferred Stock, par value $.001 per share, and (iii) common stock purchase warrants exercisable for 76,864,250 shares of common stock. Upon completion of the redemption and cancellation pursuant to the Redemption and Debt Restructuring Agreement, netTALK will have 41,324,221 shares of issued and outstanding common stock, $0.001 par value, of which 6,678,484 non-restricted and 34,645,737 restricted.

ITEM 9.01	Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.:	Description:

10.01	Redemption and Debt Restructuring Agreement
10.02	Fourth Amended and Restated Agreement
10.03	6% Secured Promissory Note

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Net Talk.com, Inc.

By:	/s/ Anastasios Kyriakides
Name:	Anastasios Kyriakides
Title:	Chief Executive Officer
Dated:	January 27, 2014